Exhibit 11

                       Computation of Net Income Per Share
               (In thousands, except share and earnings per share)


                                                         For the Quarter Ended
                                                       -------------------------
                                                        March 31,      March 31,
                                                          1999           1998
                                                       ----------     ----------
Net Income Per Share - Basic

Net income applicable to common stock                  $  293,000     $  221,000

Weighted average common shares                          1,926,463      2,077,433

Earnings per common share                              $     0.15     $     0.11


Net Income Per Share - Diluted

Net income applicable to common stock                  $  293,000     $  221,000

Weighted average common shares                          1,926,463      2,077,433

Dilutive common stock options                              18,228            831
                                                       ----------     ----------

Weighted average common shares - diluted                1,944,691      2,078,264

Earnings per common share                              $     0.15     $     0.11
         .........


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